Exhibit 4.20

Execution Copy

EQUITY COMMITMENT AGREEMENT

April 1, 2008

Foamex International Inc.

1000 Columbia Avenue

Linwood, PA  19061

Re:          Equity Funding Commitment

Ladies and Gentlemen:

We understand that Foamex International Inc. (the “Company”) proposes to carry out an offering (the “Rights Offering”) to the Company’s existing common stockholders (collectively, the “Equityholders”) of rights (the “Rights”) to purchase additional shares of common stock of the Company and an offering (the “Second Lien Term Loan Offering”) to the Second Lien Term Loan Lenders (as defined in the Term Sheet) of rights to purchase additional shares of common stock of the Company by assigning their Second Lien Term Loans (as defined in the Term Sheet), in accordance with the terms and conditions described in the term sheet annexed hereto as Exhibit A (the “Term Sheet”) and the Put Option Agreements annexed hereto as Exhibit B (the “Put Option Agreements”).  The Term Sheet and the Put Option Agreements are hereby incorporated herein in their entirety as if set forth below in their entirety, and capitalized terms used but not defined herein have the meanings assigned to them therein.

In consideration of the foregoing, and the representations and warranties set forth in this letter agreement (the “Equity Commitment Agreement”), and other good and valuable consideration, the value of which is hereby acknowledged, the Company and the Significant Equityholders agree as follows:

1.             The Significant Equityholders’ Commitment.

Subject to the terms and conditions set forth in the Term Sheet and the Put Option Agreements, and on the basis of the representations and warranties herein contained, in exchange for the Put Option Premiums, each of the Significant Equityholders agrees, severally and not jointly, to sell to the Company, and the Company agrees to purchase from the respective Significant Equityholders, the Put Options.

2.             Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, the Significant Equityholders as set forth below.  Each representation, warranty and agreement set forth in this Section 2 is made as of the date hereof:

(a)           Each of the Company and its Subsidiaries (as defined below) has been duly organized and is validly existing as a corporation or other form of entity in good standing under the laws of its state of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.  Each of the Company and its Subsidiaries has been duly qualified as a foreign corporation or other form of entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent the failure to be so qualified or be in such good standing has not had or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by the Definitive Documents (a “Material Adverse Effect”).  For the purposes of this Equity Commitment Agreement, a “Subsidiary” of any person means, with respect to such person, any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, has the power to elect a majority of the board of directors or similar governing body, or has the power to direct the business and policies.

(b)           The Company has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Equity Commitment Agreement.  Subject to the approval of the Series E Certificate of Designations by the board of directors of the Company and subject to the filing of the Series D Certificate of Designations or the Series E Certificate of Designations, if and as applicable, with the Secretary of State of the State of Delaware pursuant to Section 103 of the Delaware General Corporation Law, the Company and its Subsidiaries have taken all necessary corporate action required for the due authorization, execution, delivery and performance by each of them of the Definitive Documents, including having obtained the approval of the boards of directors of the Company and, where required, such Subsidiaries and the approval of the special committee of the board of directors of the Company formed in connection with the Rights Offering and related transactions.

(c)           This Equity Commitment Agreement has been duly and validly executed and delivered by the Company, and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law).  Each of the other Definitive Documents will be duly authorized and validly executed and delivered by the Company and will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law).

(d)           The Company and its Subsidiaries have taken all necessary corporate action required for the due authorization, execution, delivery and performance by each of them of the Credit Facility Amendments.  Each of the Credit Facility

Amendments has been duly authorized and validly executed and delivered by the Company and its Subsidiaries and constitutes a valid and binding obligation of the Company and its Subsidiaries enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law).

(e)           If and when issued pursuant to the exercise of the Rights, in accordance with the terms of the Put Options or otherwise pursuant to the terms of this Equity Commitment Agreement, the issuance of the Additional Common Stock will be duly and validly authorized and will be duly and validly issued, fully paid and non-assessable, and free and clear of all taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights.

(f)            Except for the Rights, the Put Options, the New Preferred Stock, the Second Lien Term Loan Offering, the Put Option Premiums and stock options and restricted stock of the Company’s employees and directors, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever to which the Company is a party relating to issued or unissued capital stock of the Company, or any commitments of any character whatsoever relating to issued or unissued capital stock of the Company or pursuant to which the Company is or may become bound to issue or grant additional shares of its capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights.

(g)           All the outstanding shares of capital stock of each Subsidiary of the Company have been duly and validly authorized and issued and are fully paid and nonassessable, and all outstanding shares of capital stock of the Company’s Subsidiaries are owned by the Company either directly or through wholly owned Subsidiaries free and clear of any taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights (except for any liens that have been or may be granted to lenders in accordance with the First Lien Credit Agreement, the Second Lien Credit Agreement and the Revolving Credit Agreement), and there are no outstanding options, warrants, convertible or exchangeable securities or other rights of any character whatsoever to which any Subsidiary is a party relating to issued or unissued capital stock of such Subsidiary, or any commitments of any character whatsoever relating to issued or unissued capital stock of such Subsidiary or pursuant to which such Subsidiary is or may become bound to issue or grant additional shares of its capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights.

(h)           Subject to obtaining the Required Approvals (as defined herein), the approval of an amendment to the certificate of incorporation of the Company by the board of directors and stockholders of the Company to increase the number of authorized shares of Common Stock of the Company, and the filing of a related information statement with the SEC and the filing of a certificate of amendment with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law (the “Required Certificate Amendment”), and the waiver of rights to request incidental registration pursuant to the Existing Registration Rights Agreement by the holders named therein in connection with the filing of the Offering Registration Statements, none of the distribution of the Rights, the sale, issuance and delivery of Additional Common Stock, the purchase of the Put Options by the Company, the execution and delivery by the Company of this Equity Commitment Agreement, the Put Option Agreements or the other Definitive Documents, the performance of and compliance by the Company or any of its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by the Significant Equityholders with their obligations hereunder and thereunder and including as a result of any change in ownership of the Company) (i) will conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration, termination, modification or cancellation of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) will result in any violation of the provisions of the certificate of incorporation or by-laws of the Company, or any of the equivalent organizational documents of any of its Subsidiaries, or (iii) will result in any violation of, or any termination or material impairment of any rights under, any statute, license, authorization, injunction, judgment, order, decree, rule or regulation of any court, governmental agency or body, or arbitration or similar tribunal having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties.

(i)            No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties is required for the distribution of the Rights, the sale, issuance and delivery of Additional Common Stock, the purchase of the Put Options by the Company, the execution and delivery by the Company of this Equity Commitment Agreement, the Put Option Agreements or the other Definitive Documents, the performance of and compliance by the Company or any of its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except the filing and effectiveness of the Offering Registration Statements and state securities and blue sky filings and registrations (the “Required Approvals”) and the obtaining and filing of the Required Certificate Amendment.

(j)            The audited consolidated financial statements of the Company as of and for the year ended December 31, 2006 and filed on April 2, 2007 with the SEC as part of the Company’s annual report on Form 10-K, and the unaudited consolidated financial statements of the Company as of and for the three months ended April 1, 2007, the six months ended July 1, 2007 and the nine months ended September 30, 2007 and filed with the SEC on May 14, 2007, August 10, 2007 and November 13, 2007, respectively, as part of the Company’s quarterly reports on Form 10-Q, present fairly in all material respects, in each case together with the related notes, the financial position of the Company and its consolidated Subsidiaries at the dates indicated and the statements of operations, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the periods specified, except that the unaudited financial statements are subject to normal and recurring year-end adjustments that are not expected to be material in amount; such financial statements have been prepared in conformity with generally accepted accounting principles in the United States, except as otherwise noted in such financial statements or related notes, applied on a consistent basis throughout the periods involved and with past practices, and in conformity with the rules and regulations of the SEC.

(k)           Neither the Company nor any of its Subsidiaries is in violation or default of (i) any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, and no event has occurred which, with notice or lapse of time or both, would constitute such a violation or default, in each case, except as would not reasonably be expected to have a Material Adverse Effect and except as will not be cured by the Company’s entry into this Equity Commitment Agreement (after taking into account the proceeds available to the Company pursuant to the Equity Cure Letters), or (ii) any of the provisions of the certificate of incorporation or by-laws of the Company, or any of the equivalent organizational documents of any of its Subsidiaries.  Each of the Company and its Subsidiaries is in compliance in all material respects with all laws, statutes, ordinances, rules, regulations, orders, judgments and decrees of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties, and none of the Company or any of its Subsidiaries has received written notice of any alleged material violation of any of the foregoing.  Each of the Company and its Subsidiaries holds all licenses, franchises, permits, consents, registrations, certificates and other governmental and regulatory permits, authorizations and approvals required for the operation of the business as presently conducted by it and for the ownership, lease or operation of its assets, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

(l)            All written information and other materials concerning the Company and its Subsidiaries (the “Information”) which has been, or is hereafter, prepared by, or on behalf of, the Company and delivered to the Significant Equityholders is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements have been made.  To the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (i) assumptions, methods and tests which are believed by the Company and its Subsidiaries to be reasonable and (ii) information believed by the Company and its Subsidiaries to have been accurate based upon the information available to the Company and its Subsidiaries at the time such projections were furnished to the Significant Equityholders.

(m)          Each of the Offering Registration Statements, on the date and time that it becomes effective (the “Effective Time”), will, and each of the prospectuses relating to the shares of Common Stock registered thereunder that is first filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), after the Effective Time (the “Prospectuses”), as of its date and on the Closing Date, will, comply in all material respects with the applicable requirements of the Securities Act and the rules thereunder; on the Effective Date, neither of the Offering Registration Statements will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and, on its date and on the Closing Date, neither of the Prospectuses (together with any supplement thereto) will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Any reference in the Definitive Documents to the Offering Registration Statements and the Prospectuses shall be deemed to refer to and include the documents incorporated by reference therein.

(n)           The Company agrees that, unless it has or shall have obtained the prior written consent of the Significant Equityholders, it has not made and will not make any offer relating to the Additional Common Stock that would constitute a “free writing prospectus” (as defined in Rule 405 under the Securities Act) required to be filed by the Company with the SEC or retained by the Company under Rule 433 under the Securities Act.

(o)           There is no broker, finder or other party that is entitled to receive from the Company or any of its Subsidiaries any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by the Definitive Documents, except for Houlihan, Lokey, Howard & Zukin, Inc. and Banc of America Securities LLC.

(p)           Each of the Company and its Subsidiaries has timely filed or caused to be filed all federal and other material tax returns and reports required to have been filed by it and has paid or caused to be paid all material taxes required to have been paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Company or the applicable Subsidiary has set aside on its books adequate reserves.  No material tax liens have been filed and no material claims have been asserted in writing with respect to any such taxes.  None of the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”).

(q)           Except as set forth on the litigation schedule prepared by the Company and attached hereto as Schedule A (the “Litigation Schedule”), there is no material suit, action, claim or legal, administrative, arbitration or other alternative dispute resolution, proceeding or investigation (a “Proceeding”) pending or, to the knowledge of the Company, threatened by, against or involving the Company or any of its Subsidiaries or any of their respective properties, or, to the knowledge of the Company, no circumstances reasonably likely to give rise to such Proceeding, including any disputes or disagreements, whether threatened or actual, with respect to any agreement to which the Company or any of its Subsidiaries is a party that would be material.  Neither the Company nor any of its Subsidiaries is subject to any material judgment, decree, injunction, rule or order of any governmental entity.

(r)            Except as set forth on the environmental schedule prepared by the Company and attached hereto as Schedule B (the “Environmental Schedule”):

(i)            There are no pending or, to the knowledge of the Company, threatened material Environmental, Health or Safety Claims against or affecting the Company or any of its Subsidiaries, and the Company is not aware of any facts or circumstances, including without limitation the current or former presence, Release or threatened Release of or exposure to any Hazardous Materials, whether or not located on the Premises, which could reasonably be expected to form the basis for any such material Environmental, Health or Safety Claim.

(ii)           To the knowledge of the Company, no Premises is currently or was formerly used for the handling, storage, treatment, disposal, manufacture, processing or generation of Hazardous Materials and no Hazardous Materials currently are or formerly were present in, on, about or migrating to or from any Premises, except, in either case, (A) in material compliance with applicable Environmental, Health or Safety Laws and (B) as would not reasonably be anticipated to result in material liabilities or obligations to the Company or its Subsidiaries, including requirements for notification, investigation or remediation, pursuant to Environmental, Health or Safety Laws.

(iii)          Each of the Company and its Subsidiaries holds all material Environmental Permits necessary to the conduct of its businesses.

(iv)          Each of the Company and its Subsidiaries has been and is in material compliance with all applicable Environmental Permits and Environmental, Health or Safety Laws.

(v)           No Premises is a current, or to the knowledge of the Company, a proposed Environmental Clean-up Site, and the Company has not received any notice that it has or potentially might have liability respecting an Environmental Clean-up Site.

(vi)          To the knowledge of the Company, there are no underground storage tanks (active or abandoned), asbestos or asbestos-containing materials, or polychlorinated biphenyls located at any Premises in a condition that would reasonably be anticipated to result in material liabilities or obligations to the Company pursuant to Environmental, Health or Safety Laws.

(vii)         There have been no material environmental, health or safety investigations, studies, audits, tests, reviews or other analyses conducted by, or on behalf of, and which are in the possession of, the Company or any of its Subsidiaries with respect to any Premises that have not been delivered to the Significant Equityholders.

(viii)        As used herein:

(A)          “Environment” means any surface or subsurface water, groundwater, water vapor, surface or subsurface land, air (including indoor, workplace and ambient air), fish, wildlife, microorganisms and all other natural resources.

(B)           “Environmental Clean-up Site” means any location that is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or on any similar state list of sites requiring investigation or cleanup.

(C)           “Environmental, Health or Safety Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings and other written communications, whether criminal or civil, pursuant to or relating to any applicable Environmental, Health or Safety Law by any person (including, but not limited to, any court, governmental agency or body, private person and citizens’ group) based upon, alleging, asserting or claiming any actual or potential (i) violation of or liability under any Environmental, Health or Safety Law, (ii) violation of any Environmental Permit or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, damage, property damage, personal injury, fines or penalties arising out of, based on, resulting from or related to the presence, Release or threatened Release of or exposure to any Hazardous Materials at any location, including, but not limited to, any Premises or any location other than any Premises to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment or disposal.

(D)          “Environmental, Health or Safety Laws” means any and all applicable federal, state, local, municipal and foreign laws, rules, orders, regulations, statutes, ordinances, codes, common law doctrines, decrees and enforceable requirements of any court or governmental agency or body regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material or protection of the Environment or human or worker health and safety, as now or at any time hereafter in effect, including, without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act (“FWPCA”), 33 U.S.C. §§ 1251 et seq., the Clean Air Act (“CAA”), 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act (“SMCRA”), 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental

Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §§ 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act (“EPCRA”), 42 U. S. C. § § 11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §§ 6901 et seq., the Occupational Safety and Health Act as amended (“OSHA”), 29 U.S.C. §§ 655 and 657, together, in each case, with any amendment thereto, and the regulations adopted and the publications promulgated thereunder and all substitutions thereof.

(E)           “Environmental Permit” means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required by any court or governmental agency or body under or in connection with any Environmental, Health or Safety Law.

(F)           “Hazardous Materials” means any hazardous, toxic or deleterious chemicals, materials, substances or wastes in any amount or concentration, including without limitation petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes which are defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes” or “contaminants” or words of similar import, under any Environmental, Health or Safety Law.

(G)           “Premises” means any real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, including, but not limited to, the Environment, buildings and structures thereat.

(H)          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or other release of any Hazardous Materials, including, without limitation, the migration of any Hazardous Materials, the abandonment or discard of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Materials, or any “release”, “emission” or “discharge” as those terms are defined in any applicable Environmental, Health or Safety Laws.

(s)           Except in each case as would not have a Material Adverse Effect:  (i) With respect to each Company Benefit Plan (as defined below):  (A) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code or under any law or regulation of any foreign jurisdiction or regulatory agency, such plan so qualifies, its trusts (if any) are exempt from taxation under Section 501(a) of the Code (or the comparable provisions of any law or regulation of any foreign jurisdiction or regulatory agency) and the consummation of the transactions contemplated by the Definitive Documents will not adversely affect such qualification or exemption; (B) it has been operated and administered in material compliance with its terms and all applicable laws and regulations (including but not limited to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and any relevant foreign laws and regulations); (C) except as set forth on Schedule A hereto, there are no pending or threatened claims against, by or on behalf of any Company Benefit Plans or the assets, fiduciaries or administrators thereof (other than routine claims for benefits); (D) no breaches of fiduciary duty under which the Company or a fiduciary could reasonably be expected to incur a material liability have occurred; (E) no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred; (F) no lien imposed under the Code, ERISA or any foreign law exists; and (G) all contributions, premiums and expenses to or in respect of such Company Benefit Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on the Company’s consolidated financial statements.

(ii)           With respect to each “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) as to which either the Company or any Subsidiary may incur any liability under, or which is subject to, Section 302 or Title IV of ERISA or Section 412 of the Code: (i) no such plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (ii) no such plan has been terminated so as to result, directly or indirectly, in any material liability, contingent or otherwise, of either the Company or any Subsidiary under Title IV of ERISA; (iii) no complete or partial withdrawal from such plan has been made by the Company or any Subsidiary of the Company, or by any other person, so as to result in any material liability to the Company or any Subsidiary, whether such liability is contingent or otherwise; (iv) no proceeding has been initiated by any person (including the Pension Benefit Guaranty Corporation (the “PBGC”)) to terminate any such plan or to appoint a trustee for any such plan; (v) no condition or event currently exists or currently is expected to occur that could result, directly or indirectly, in any material liability of the Company or any Subsidiary under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of any such plan; (vi) if any such plan were to be terminated as of the date hereof or if any person were to withdraw from such plan, neither the Company nor any Subsidiary of the Company would incur, directly or indirectly, any material liability under Title IV of ERISA; (vii) no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan, nor has notice of any such event or similar notice to any foreign regulatory agency been required to be filed for any Company Benefit Plan within the past 12 months nor will any such notice be required to be filed as a result of the transactions contemplated by this Agreement; (ix) no such plan has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and section 412 of the Code, respectively), whether or not waived, and neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Benefit Plan pursuant to Section 401(a)(29) of the Code; and (x) the transactions contemplated by the Definitive Documents will not result in any event described in Section 4062(e) of ERISA.

(iii)          Neither the execution and delivery of this Equity Commitment Agreement, nor the consummation of the transactions contemplated by the Definitive Documents, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant (except for Houlihan, Lokey, Howard & Zukin, Inc. and Banc of America Securities LLC) or director of the Company or any of its Subsidiaries or any group of such employees, consultants or directors to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v) cause any compensation to fail to be deductible under Section 162(m) of the Code, or any other provision of the Code or any similar foreign law or regulation.

(iv)          Except as set forth on Schedule C hereto, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

(v)           As used herein, “Company Benefit Plan” means each employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or change in control plan, program, arrangement, agreement or commitment, or bonus, pension, stock option, restricted stock or other equity-based, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, other welfare fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA (“Benefit Plans”) providing benefits to any current or former employee, consultant or director of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries may otherwise have any liability.

(t)            Each of the Company and its Subsidiaries is, and assuming consummation of the transactions contemplated by the Definitive Documents will be, Solvent.  As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of each of the Company and its Subsidiaries is not less than the total amount required to pay the liabilities of each of the Company and its Subsidiaries on its respective total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) each of the Company and its Subsidiaries is able to realize upon its assets and pay its respective debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the transactions contemplated by the Definitive Documents, each of the Company and its Subsidiaries is not incurring debts or liabilities beyond its respective ability to pay as such debts and liabilities mature; (iv) each of the

Company and its Subsidiaries is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its respective property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company or such Subsidiary is engaged; and (v) neither the Company nor any of its Subsidiaries is a defendant in any civil action that could result in a judgment that the Company or such Subsidiary is or would become unable to satisfy.

(u)           The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(v)           There is and has been no failure on the part of the Company and, to the Company’s knowledge, any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(w)          The Company is not and, after giving effect to the sale of the Additional Common Stock and the application of the proceeds thereof as described in the Prospectuses, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(x)            The Company is not, and after giving effect to the sale of the Additional Common Stock and the application of the proceeds thereof as described in the Prospectuses, will not be a “passive foreign investment company” as defined in the Code.

(y)           None of the Company or any of its Subsidiaries has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the shares of Additional Common Stock in a manner that would require registration under the Securities Act of the sale of the shares of Additional Common Stock to the Significant Equityholders.

(z)            There are no business relationships or related-party transactions involving the Company or any Subsidiary or any other person required to be described in the Prospectuses that will not be described as required.

3.             Representations and Warranties of the Significant Equityholders.  Solely with respect to itself, each of the Significant Equityholders, severally and not jointly, represents and warrants to, and agrees with, the Company as set forth below.  Each representation, warranty and agreement made in this Section 3 is made as of the date hereof:

(a)           The Significant Equityholder has been duly organized and is validly existing and in good standing under the laws of its respective jurisdiction of organization.

(b)           The Significant Equityholder has the requisite corporate, limited liability company or limited partnership power and authority to enter into, execute and deliver this Equity Commitment Agreement and the Put Option Agreements and to perform its obligations hereunder and thereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Equity Commitment Agreement and the Put Option Agreements.

(c)           This Equity Commitment Agreement has been duly and validly executed and delivered by the Significant Equityholder, and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.  The Put Option Agreement to which such Significant Equityholder is a party will be duly authorized and validly executed and delivered by the Significant Equityholder and will constitute a valid and binding obligation of the Significant Equityholder enforceable against the Significant Equityholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law).

(d)           Any Additional Common Stock that may be acquired by the Significant Equityholder is solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act; provided, however, that the disposition of the Significant Equityholder’s respective property will at all times be under its control and the Significant Equityholders and the Company shall enter into a registration rights agreement, as further described in the Term Sheet.  No Additional Common Stock will be offered for sale, sold or otherwise transferred by the Significant Equityholder except pursuant to a registration statement or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

(e)           The Significant Equityholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in any Additional Common Stock that may be acquired by it.  The Significant Equityholder is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.  The Significant Equityholder understands and is able to bear any economic risks associated with such investment.

(f)            The Significant Equityholder acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the accuracy of the information contained herein.  Notwithstanding the foregoing, nothing contained herein will operate to modify or limit in any respect the representations and warranties of the Company or to relieve it from any obligations to the Significant Equityholder for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

(g)           Subject to obtaining the Required Approvals, compliance by the Significant Equityholder with its obligations hereunder and the Put Option Agreements will not, other than such conflicts, violations or defaults that would not have a material adverse effect on the ability of the Significant Equityholder to consummate the transactions contemplated hereunder, (i) conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration, termination, modification or cancellation of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Significant Equityholder is a party or by which the Significant Equityholder is bound or to which any of the property or assets of the Significant Equityholder are subject, (ii) result in any violation of the provisions of the organizational documents of the Significant Equityholder or (iii) result in any violation of any statute, license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Significant Equityholder or any of its respective properties.

(h)           No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Significant Equityholder or any of its properties is required for the compliance by the Significant Equityholder with all of the provisions hereof and of the Put Option Agreements or the consummation of the transactions contemplated herein or therein, except the Required Approvals and any other consent, approval, authorization, order, registration or qualification that would not have a material adverse effect on the Significant Equityholder’s ability to consummate the transactions contemplated hereunder.

(i)            The Significant Equityholder has available to it the funds required to fulfill in full its obligations hereunder and under the Put Option Agreements.

4.             Fees and Expenses.  Subject to the provisos below, so long as this Equity Commitment Agreement shall continue to be in full force and effect and has not been terminated or otherwise expired by its terms, and the Significant Equityholders are not otherwise in material breach of any material obligation hereunder and under the Put Option Agreements, the Company shall be obligated to pay the reasonable, documented, out-of-pocket fees and expenses incurred since September 1, 2007 through the earlier of such termination or expiration date and the Closing Date, for the Professionals (as defined in the Term Sheet) in connection with the negotiation, preparation, execution and delivery of the Definitive Documents, the Equity Cure Letters and the Indication of Interest Letters, subject to an aggregate monthly cap of $200,000 for reasonable and documented legal fees and expenses (with the excess in any given month capable of being carried forward and applied in a subsequent month(s)) (such fees and expenses, the “Expenses”); provided, however, that any Expenses that remain unpaid (including any Expenses that exceeded the aggregate monthly cap in any month) as of the earlier of such termination or expiration date and the Closing Date, as the case may be, shall be paid by the Company as provided in the following paragraph (but the period to object to the reasonableness of the amounts requested under the following paragraph shall be thirty calendar days after such termination or expiration date or the Closing Date, as applicable); provided, further, that the Company shall not be obligated to pay total Expenses for Cadwalader, Wickersham & Taft LLP, as legal advisor to Chilton, and Willkie Farr & Gallagher LLP, as legal advisor to Sigma, in excess of $20,000 each.

All invoices for which reimbursement is sought from the Company shall be sent via email and regular mail to the Company.  Subject to the preceding paragraph, the Company shall have ten (10) calendar days from the delivery of such invoices to object to the reasonableness of the amounts requested.  If no objections are raised during the objection period, the Company shall make such payments promptly.  If an objection is raised and cannot be resolved consensually, the parties shall resolve such objection in accordance with the terms hereof.

5.             Indemnification and Damages.  The Company agrees to indemnify and hold harmless the Significant Equityholders and their respective affiliates, and each of their respective directors, officers, partners, members, employees, agents, counsel, financial advisors and assignees (including affiliates of such assignees), in their capacities as such (each an “Indemnified Party”), from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject from third-party claims (including claims by other stockholders), insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from this Equity Commitment Agreement or any other Definitive Document, and the Company agrees to reimburse (on an as-incurred monthly basis) each Indemnified Party for any reasonable legal or other reasonable expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities of the Significant Equityholders that are finally judicially determined (not subject to appeal) to have resulted solely from (i) the gross negligence or willful misconduct of such Indemnified Party or (ii) statements or omissions in a registration statement, free writing prospectus or prospectus or any amendment or supplement thereto made in reliance upon or in conformity with the information relating to the Significant Equityholders or their affiliates furnished to the Company in writing by or on behalf of the Significant Equityholders expressly for use in a registration statement, free writing prospectus or prospectus or any amendment or supplement thereto.  In the event of any litigation or dispute involving this Equity Commitment Agreement or any other Definitive Document, subject to the foregoing, the Significant Equityholders shall not be responsible or liable to the Company for any special, indirect, consequential, incidental or punitive damages.  The obligations of the Company under this paragraph (the “Indemnification Obligations”) shall remain effective whether or not any of the transactions contemplated in this Equity Commitment Agreement are consummated or any other Definitive Documents are executed and notwithstanding any termination of this Equity Commitment Agreement.

6.             Additional Covenants of the Company.  The Company agrees with the Significant Equityholders as set forth below:

(a)           Any press release, public statement or other document that relates or refers to the Equity Commitment Agreement or any other Definitive Document or any transactions contemplated hereby or thereby shall be provided to counsel to the Significant Equityholders in draft form for review prior to its being made public.  Except as otherwise required by law, regulation or judicial proceeding, no such materials may be made public without the prior written consent of each of the Significant Equityholders (through their counsel), which consent shall not be unreasonably withheld or delayed.

(b)           The Company will use its reasonable best efforts to consummate the transactions contemplated by the Definitive Documents.

(c)           The Company shall provide to the Significant Equityholders and their advisors and representatives reasonable access during normal business hours to all books, records, documents, properties and personnel of the Company and its Subsidiaries.  In addition, the Company shall promptly provide written notification to counsel to the Significant Equityholders of any claim or litigation, arbitration or administrative proceeding that is threatened or filed against the Company from the date hereof until the earlier of the (i) Closing Date and (ii) termination or expiration of this Equity Commitment Agreement.  The Company shall promptly provide written notice to counsel to the Significant Equityholders of any change in any of the information contained in the representations or warranties, including, without limitation, related schedules, made by the Company herein and shall promptly furnish any information that a Significant Equityholder may reasonably request in relation to such changes.

7.             Additional Covenants of the Significant Equityholders.  Solely with respect to itself, each Significant Equityholder agrees, severally and not jointly, with the Company:

(a)           To use reasonable best efforts to consummate the transactions contemplated by the Definitive Documents.

(b)           Not to exercise the rights to request incidental registration pursuant to the Existing Registration Rights Agreement in connection with the filing of the Offering Registration Statements.

8.             Acknowledgements and Agreements of the Company.  Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that (a) the transactions contemplated hereby are arm’s-length commercial transactions between the Company, on the one hand, and each of the Significant Equityholders, on the other, (b) in connection therewith and with the processes leading to such transactions, each Significant Equityholder is acting solely as a principal and not the agent or fiduciary of the Company, its Subsidiaries or their estates, (c) no Significant Equityholder has assumed an advisory or fiduciary responsibility in favor of the Company, its Subsidiaries or their estates with respect to such transactions or the processes leading thereto (irrespective of whether such Significant Equityholder has advised or is currently advising the Company or its Subsidiaries on other matters or whether any officer or employee of such Significant Equityholder is a member of the Company’s or any of its Subsidiaries’ board of directors) and (d) the Company and its Subsidiaries have consulted their own legal and financial advisors to the extent they have deemed appropriate.  The Company and its Subsidiaries agree that they will not claim that any Significant Equityholder has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, its Subsidiaries or their estates, in connection with such transactions or the processes leading thereto.

9.             Survival of Representations and Warranties.  All representations and warranties made in this Equity Commitment Agreement will survive the execution and delivery of this Equity Commitment Agreement and any termination thereof, but will terminate and be of no further force and effect on March 31, 2009.

10.           Obligations of Significant Equityholders.  Notwithstanding anything else to the contrary set forth in this Equity Commitment Agreement (including the Term Sheet), the Put Option Agreements or the other Definitive Documents, the obligations of the Significant Equityholders under this Equity Commitment Agreement (including the Term Sheet), the Put Option Agreements and the other Definitive Documents or in respect of the transactions contemplated by any of the foregoing, shall be several, not joint and several.

11.           Termination.  This Equity Commitment Agreement shall terminate on the earlier of (i) the occurrence of any of the Termination Events in accordance with the terms set forth in the Term Sheet and (ii) March 31, 2009, and be of no further force and effect; provided, however, that all representations and warranties made in this Equity Commitment Agreement will survive as set forth in Section 9 and the provisions of Sections 5 and 15 and the right of the Significant Equityholders to receive any premiums, fees or expenses to which they are entitled in accordance with the terms hereof will survive the termination of this Equity Commitment Agreement.

12.           Treatment of Options.  The parties hereto agree to treat the Put Options as options for U.S. federal income tax purposes.

13.           Miscellaneous.  This Equity Commitment Agreement, including the attached Term Sheet and Put Option Agreements, (a) supersedes all prior discussions,

agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the Significant Equityholders and the Company with respect hereto and thereto (except for the Equity Cure Letters); (b) shall be governed by the laws of the State of New York, without giving effect to the conflict of laws provisions thereof; (c) shall not be assignable by the Company without the prior written consent of each of the Significant Equityholders (and any purported assignment without such consent shall be null and void); (d) shall not be assignable by the Significant Equityholders except to such of their designees as may be reasonably acceptable to the Company; (e) is intended to be solely for the benefit of the parties hereto and the Indemnified Parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Parties; and (f) may not be amended or waived except by an instrument in writing signed by the Company and each of the Significant Equityholders.

14.           Incorporation.  The failure to include any provision of the Term Sheet or the Put Option Agreements in this Equity Commitment Agreement shall not affect the enforceability of such provision.  The terms and conditions set forth in the Term Sheets and the Put Option Agreements are incorporated in their entirety as if set forth in this Equity Commitment Agreement.

15.           Jurisdiction.  (a)  To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Equity Commitment Agreement and the Put Option Agreements or the transactions contemplated hereby and thereby shall be brought only in the United States District Court for the Southern District of New York and in any New York State court located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of New York for purposes of all legal proceedings arising out of, or in connection with, this Equity Commitment Agreement and the Put Option Agreements or the transactions contemplated hereby and thereby and  (iii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(b)           The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Equity Commitment Agreement and the Put Option Agreements and the transactions contemplated hereby and thereby.

16.           Counterparts.  This Equity Commitment Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Equity Commitment Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

17.           Headings.  The headings in this Equity Commitment Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Equity Commitment Agreement.

18.           Notices.  Any notice, request, demand, instruction or other document to be given or served hereunder or under any document or instrument executed pursuant thereto shall be in writing and shall be delivered personally by a receipt requested therefor, by electronic mail (with a return receipt obtained), by facsimile transmission (with a delivery confirmation obtained) or sent by a recognized overnight courier service or by the United States registered or certified mail, return receipt requested, postage prepaid and addressed to the parties at their respective addresses set forth below, and the same shall be effective (a) upon receipt or refusal if delivered personally or by facsimile or electronic mail transmission; (b) one (1) business day after deposit with such an overnight courier service or (c) two (2) business days after deposit in the mails if mailed.  A party may change its address for receipt of notices by service of a notice of change in accordance herewith.  All notices by electronic mail and by facsimile transmission shall be subsequently confirmed by U.S. certified or registered mail.

If to the Significant Equityholders:	D. E. Shaw Laminar Portfolios, L.L.C.
c/o D. E. Shaw & Co., L.P.
120 West 45th Street, 39th Floor
New York, New York 10036
Attention: Maureen Knoblauch
Telephone No.: (212) 478-0628
Facsimile No.: (212) 845-1628
E-mail: Maureen.Knoblauch@deshaw.com

Sigma Capital Associates, LLC
540 Madison Avenue
New York, New York 10022
Attention: Peter Nussbaum
Fascimile: (203) 614-2393
Telephone No.: (203) 614-2094
E-mail: petern@saccapital.com

With a copy to:
John Reilly
Facsimile No.: (203) 890-6678
Telephone No.: (212) 756-1568
E-mail: johnre@sigmacapny.com

CGDO, LLC (as agent on behalf of Chilton
Global Distressed Opportunities Master
Fund, L.P.) and Q Funding III, L.P.

c/o Chilton Capital Management, LLC
1266 East Main Street, 7th Floor
Stamford, Connecticut 06902
Attention: Montes Piard
Facsimile No.: (203) 352-4078
Phone: (203) 352-4077
E-mail: mpiard@chiltoninc.com

With a copy to:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Richard J. Cooper
Facsimile No.: (212) 225-3999
Telephone No.: (212) 225-2000
E-mail: rcooper@cgsh.com

If to the Company:	Foamex International Inc.
1000 Columbia Avenue
Linwood, Pennsylvania 19061
Attention: Andrew R. Prusky, Esq.
Vice President and Deputy General Counsel
Facsimile No.: (610) 859-3024
Telephone No.: (610) 859-3000
E-mail: aprusky@foamex.com

With a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison
LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Judith R. Thoyer, Esq.
Facsimile No.: (212) 492-0002
Telephone No.: (212) 373-3002
E-mail: jthoyer@paulweiss.com

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us executed counterparts hereof.

Very truly yours,

D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.

By:	/s/ Daniel Posner
Name: Daniel Posner
Title: Authorized Signatory

SIGMA CAPITAL ASSOCIATES, LLC

By:	/s/ Peter A. Nussbaum
Name: Peter A. Nussbaum
Title: Authorized Signatory

CGDO, LLC as agent and on behalf of Chilton Global Distressed Opportunities Master Fund, LP

By:	Chilton Investment Company, LLC
Managing Member

By:	/s/ James Steinthal
Name: James Steinthal
Title: Managing Director

Q FUNDING III, L.P.

By: Prufrock Onshore, L.P., its general partner

By: J Alfred Onshore, LLC, its general partner

By:	/s/ Noel Nesser
Name: Noel Nesser
Title: CFO & Treasurer

Agreed and accepted on this 1st day of April, 2008:

FOAMEX INTERNATIONAL INC.

By:	/s/ John G. Johnson, Jr.
Name: John G. Johnson, Jr.
Title: President and Chief Executive Officer

EXHIBIT A

Term Sheet

This Term Sheet (the “Term Sheet”) is part of an equity commitment agreement, dated April 1, 2008 (the “Equity Commitment Agreement”), addressed to Foamex International Inc. (the “Company”) by the Significant Equityholders (as defined below) and is subject to the terms and conditions of the Equity Commitment Agreement.  Capitalized terms used herein shall have the meanings set forth in the Equity Commitment Agreement unless otherwise defined herein.

ISSUER:	Foamex International Inc.

SIGNIFICANT EQUITYHOLDERS:

D. E. Shaw Laminar Portfolios, L.L.C. (“D. E. Shaw”), Sigma Capital Associates, LLC (“Sigma”), CGDO, LLC (as agent and on behalf of Chilton Global Distressed Opportunities Master Fund, L.P.) (“CGDO”) and Q Funding III, L.P. (“Q Funding III” and, together with CGDO, “Chilton”), or their respective designees that are reasonably acceptable to the Company (collectively, the “Significant Equityholders”).

PUT OPTIONS:

Each of the Significant Equityholders and the Company will enter into put option agreements on the same date as the Equity Commitment Agreement (the “Put Option Agreements”) pursuant to which each of the Significant Equityholders will sell, and the Company will purchase, put options (the “Put Options”) under which the Company, subject to the Put Option Conditions (as defined below), may require each of the Significant Equityholders to purchase a number of shares of Additional Common Stock (as defined below) up to such Significant Equityholder’s Firm Commitment Amount (as defined below) to the extent such Significant Equityholder did not exercise its Rights (as defined below) in the Rights Offering (as defined below) or participate in the Second Lien Term Loan Offering (as defined below) for a price per share equal to the Additional Common Stock Purchase Price (as defined below).

The terms and conditions of the Put Options shall be more fully set out in the Put Option Agreements.

As consideration for the Put Options, the Company will pay the Significant Equityholders an aggregate amount of $8,625,000 (the “Put Option Premiums”), which will be in the form of shares of Common Stock (as defined below) based on the Additional Common Stock Purchase Price, to be allocated among the Significant Equityholders in accordance with the terms of the Put Option Agreements and payable on the earliest of (i) the occurrence of a Termination Event (as defined below), (ii) the Closing Date (as defined below) and (iii) March 31, 2009; provided that the Put Option Premium to which any Significant Equityholder is entitled shall be reduced by the amount of any premium that has been paid to such Significant Equityholder pursuant to the Equity Cure Letter entered into by such Significant Equityholder with the Company.

The Put Options shall expire on the earlier of (i) seven business days following the Expiration Time (as defined below) and (ii) March 31, 2009

(the “Put Option Expiration Date”), unless terminated as provided herein. For the avoidance of doubt, the obligations under the Put Option Agreements shall not terminate until all required funding has occurred in accordance with the terms thereof.

To the extent that the Company exercises its rights under the Equity Cure Letters prior to the Expiration Time and does not receive gross cash proceeds of at least $15.0 million as a result, each of D. E. Shaw and Sigma will exercise a sufficient number of Rights it receives in the Rights Offering to ensure that the Company receives Net Cash Offering Proceeds (as defined in the Credit Facility Amendment relating to the First Lien Credit Agreement) as a result of such exercise in an amount equal to its respective pro rata proportion (based on their relative respective Firm Commitment Amounts) of the difference between $15.0 million and the amount actually raised by the Company pursuant to such exercise of the Company’s rights under the Equity Cure Letters; provided that if the Rights Offering does not close, then each of D. E. Shaw and Sigma instead shall purchase for cash shares of Additional Common Stock from the Company in an amount equal to such difference (based on the Additional Common Stock Purchase Price), with such purchase closing on the same date as the relevant Special Second Lien Term Loan Offering (as defined below) (the “Minimum Cash Consideration Commitment”).

CUTBACKS:

Notwithstanding the foregoing, to the extent that Sigma or Chilton (or its respective assignee, if such assignee is an affiliate), as applicable, is entitled to shares of Additional Common Stock pursuant to the exercise of Rights or a Put Option, participation in the Second Lien Term Loan Offering, in connection with the payment of Put Option Premium or in connection with the payment of the Minimum Cash Consideration Commitment, such shares of Common Stock issuable pursuant to the exercise of Rights or a Put Option, participation in the Second Lien Term Loan Offering or payment of the Minimum Cash Consideration Commitment shall not be issued to Sigma or Chilton (or its respective assignee, if such assignee is an affiliate), as applicable, to the extent (but only to the extent) such issuance would result in the total beneficial ownership by Sigma or Chilton (as applicable), together with its respective affiliates, being equal to or in excess of the Applicable Percentage (as defined below) of the total outstanding shares of Common Stock. In such event, the Firm Commitment Amount of Sigma or Chilton (or its respective assignee, if such assignee is an affiliate) (as applicable) shall be reduced so that such exercise of Rights or a Put Option, participation in the Second Lien Term Loan Offering or payment of the Minimum Cash Consideration Commitment, after taking into account the shares of Additional Common Stock received or to be received in connection with the payment of the relevant Put Option Premium, would not result in the beneficial ownership of Sigma or Chilton, as applicable, together with its respective affiliates, equaling or

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exceeding the Applicable Percentage.

The application of the foregoing provisions is subject to the application of the reductions set forth below under “NOL Limitations” first being taken into account to the extent applicable.

To the extent Sigma’s Minimum Cash Consideration Commitment is greater than zero and any reduction is required in the case of Sigma pursuant to the provisions set forth in “Cutbacks,” it shall be applied first toward any shares of Additional Common Stock that Sigma would otherwise be acquiring using Second Lien Term Loans and then toward any shares of Additional Common Stock that Sigma would otherwise be required to acquire for cash pursuant to the Minimum Cash Consideration Commitment.

To the extent the issuance of shares of Additional Common Stock to Sigma or Chilton is reduced below their respective Firm Commitment Amounts pursuant to the provisions set forth above under “Cutbacks,” the Firm Commitment Amount of D. E. Shaw shall be increased to the same extent.

For purposes of the provisions under “Cutbacks,” the term “beneficial ownership” shall be deemed to have the meaning accorded to such term pursuant to Section 13 of the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

EQUITY RIGHTS OFFERING:

A rights offering (the “Rights Offering”) shall be made in an amount equal to $115.0 million, with each Equityholder (as defined below) being offered a Right to purchase up to a specified number of shares of Additional Common Stock for each share of existing Common Stock owned by such holder on the Record Date (as defined below), in exchange for a cash payment equal to the Additional Common Stock Purchase Price. Such specified number shall be equal to (i) $115.0 million divided by $0.65, divided by (ii) the number of outstanding shares of Common Stock on the Record Date.

The Rights Offering shall expire at 5:00 p.m., New York City time, on the date that is 30 days from the Rights Offering Commencement Date (as defined below), or on such other date to be determined jointly by the Company and the Significant Equityholders (the “Expiration Time”).

Each Equityholder will receive such number of Rights that, if exercised by such holder, would allow such holder to maintain its equity ownership percentage in the Company as of the Record Date, other than due to dilution as a result of (a) the issuance of any shares of Common Stock or options to purchase Common Stock under the Management Incentive Plan (as defined below); (b) the exercise of any employee stock options for Common Stock outstanding on and as of the Record Date; (c) the issuance of Additional Common Stock in payment of Put Option Premiums; (d) the issuance of Additional Common Stock

3

pursuant to the Second Lien Term Loan Offering; (e) the issuance of Common Stock upon conversion of Series D Preferred Stock (as defined below); and (f) the other transactions contemplated hereby.

The Rights shall not be transferable and shall be exercisable only by the Equityholder of record on the Record Date.

The Company will appoint BNY Mellon Shareowner Services as rights agent and also will appoint a subscription agent to facilitate the Rights Offering and the Second Lien Term Loan Offering, respectively.

Fractional shares shall not be issued and no compensation shall be paid in respect of fractional shares.

Unexercised Rights will expire without compensation at the Expiration Time.

Shares of Additional Common Stock issued in connection with the Rights Offering and as a result of the exercise, if any, of the Put Options shall be issued on the Closing Date.

Any participation by Equityholders in the Rights Offering is subject to the reductions set forth under “Cutbacks” above and “NOL Limitations” below.

SECOND LIEN TERM LOAN OFFERING:

The Company shall offer the Second Lien Term Loan Lenders (as defined below) shares of Additional Common Stock at the Additional Common Stock Purchase Price, with the purchase price of such Additional Common Stock subscribed for being satisfied by an assignment of all or a portion of the principal amount of outstanding Second Lien Term Loans at par, on a dollar-for-dollar basis, to the Company (the “Second Lien Term Loan Offering”). The Second Lien Term Loan Offering shall commence on the Rights Offering Commencement Date, expire at the Expiration Time and close on the Closing Date, and shall be subject to the Rights Offering also closing prior to the closing of such Second Lien Term Loan Offering or concurrently therewith. On the next Interest Payment Date (as defined in the Second Lien Credit Agreement) to occur after the Closing Date (provided that the Company shall cause Interest Periods (as defined in the Second Lien Credit Agreement) to be selected such that the next Interest Payment Date will occur no later than one month after the Closing Date), the accrued and unpaid interest on Second Lien Term Loans assigned pursuant to the Second Lien Term Loan Offering up to, but not including, the Closing Date shall be paid in cash.

Any participation by the Second Lien Term Loan Lenders in the Second Lien Term Loan Offering is subject to the reductions set forth under “Cutbacks” above and “NOL Limitations” below; provided, however, that any such reductions pursuant to the provisions set forth under “NOL Limitations” shall be applied pro rata among all Second Lien Term Loan Lenders participating in the Second Lien Term Loan Offering based on

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their respective principal amounts of Second Lien Term Loans submitted for assignment unless such Second Lien Term Loan Lender otherwise agrees to a greater reduction with respect to itself only.

EARLY PARTICIPATION SHARES:

In both the Rights Offering and the Second Lien Term Loan Offering, the Company shall issue additional shares of Additional Common Stock (“Early Participation Shares”) to holders of Rights and holders of Second Lien Term Loans (in each case other than Significant Equityholders) that irrevocably exercise their Rights or irrevocably submit their Second Lien Term Loans for participation, respectively, within the first seven days that the Rights Offering and the Second Lien Term Loan Offering are open, respectively. The number of such Early Participation Shares to be issued shall be equal to 2% of the shares of Additional Common Stock being acquired by each such holder pursuant to the exercise of such Rights in the Rights Offering or the submission of such Second Lien Term Loans in the Second Lien Term Loan Offering during such period (provided that no fractional shares shall be issued and no compensation shall be paid in respect of fractional shares). Notwithstanding the foregoing, after consultation with the Significant Equityholders, the Company may increase the number of Early Participation Shares to which such holders are entitled (provided that the Company shall not increase the number of such Early Participation Shares issued to any holder to more than 5% of the shares of Additional Common Stock being acquired pursuant to the exercise of such Rights in the Rights Offering or the submission of such Second Lien Term Loans in the Second Lien Term Loan Offering by such holder), increase the length of the period during the Rights Offering and the Second Lien Term Loan Offering during which holders may be entitled to such shares or otherwise alter the terms and conditions relating to the issuance of the Early Participation Shares in favor of the holders. To the extent that any such increases or alterations are made, they shall apply retroactively such that all holders entitled to Early Participation Shares are entitled to such shares on the same terms and conditions.

NOL LIMITATIONS:	Notwithstanding any other provision herein to the contrary:

(i) neither the Rights of any Equityholder nor the Put Options granted by any Significant Equityholder, in each case who is, or is part of a group of persons that is, not a Five Percent Stockholder as of the date hereof, shall be exercisable, to the extent (but only to the extent) such exercise, after taking into account the shares of Additional Common Stock acquired by such Equityholder or Significant Equityholder pursuant to the Second Lien Term Loan Offering (including as Early Participation Shares) and in connection with the payment of Put Option Premium, would result in the percentage stock ownership of such person or group of persons exceeding 4.9% for purposes of Section 382 of the Internal Revenue Code of 1986, as

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amended (the “Code”); and

(ii) the shares of Additional Common Stock shall not be issued to the Second Lien Term Loan Lenders pursuant to the Second Lien Term Loan Offering, to the extent (but only to the extent) such exercise or issuance, after taking into account the shares of Additional Common Stock acquired in the Rights Offering (including as Early Participation Shares) or by Significant Equityholders in connection with the payment of Put Option Premiums, would result in the Company undergoing a cumulative “owner shift,” within the meaning of Section 382 of the Code (an “Owner Shift”), in excess of 49.5%; provided, however, that the foregoing limitation set forth in this clause (ii) shall not apply to the extent that it would cause the Rights Offering and the Second Lien Term Loan Offering to result in gross proceeds to the Company of less than $135.0 million (including, for the avoidance of doubt, the principal amount of outstanding Second Lien Term Loans assigned to the Company in the Second Lien Term Loan Offering).

To the extent the issuance of shares of Additional Common Stock to Significant Equityholders is reduced pursuant to foregoing clauses (i) or (ii), the Firm Commitment Amount of the relevant Significant Equityholder shall be reduced accordingly; provided, however, that to the extent the issuance of shares of Additional Common Stock to Sigma or Chilton, as applicable, is reduced pursuant to clause (i) above, the Firm Commitment Amount of D. E. Shaw shall be increased to the same extent.

SEC REGISTRATION:

The Company shall file a registration statement (the “Rights Offering Registration Statement”) with the SEC (as defined below) under the Securities Act of 1933, as amended (the “Securities Act”), registering the offer and sale of the Rights, if necessary, the Additional Common Stock underlying the Rights and the Early Participation Shares that may be issued in the Rights Offering. The Company shall also file a registration statement (the “Second Lien Term Loan Offering Registration Statement” and, together with the Rights Offering Registration Statement, the “Offering Registration Statements”) with the SEC under the Securities Act registering the offer and sale of the Additional Common Stock issuable pursuant to the Second Lien Term Loan Offering and the Early Participation Shares that may be issued in the Second Lien Term Loan Offering. The Company shall provide the Significant Equityholders and their counsel with drafts of the Offering Registration Statements for their review, and shall reflect therein the reasonable comments made by the Significant Equityholders and their counsel.

USES OF PROCEEDS:	The Company shall utilize the cash proceeds from the sale of Additional Common Stock to reduce the debt levels of the Company and for general

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corporate purposes.

REGISTRATION RIGHTS:

On or prior to the Closing Date, the Company shall enter into a registration rights agreement with each of the Significant Equityholders in form and substance reasonably satisfactory to each of the Significant Equityholders and in terms substantially similar to the Existing Registration Rights Agreement (as defined below).

TERMINATION EVENTS:	“Termination Event,” wherever used herein, means the occurrence of a Bankruptcy Event (as defined below) with respect to the Company or any of its Subsidiaries.

All obligations of the Significant Equityholders pursuant to the Put Options shall terminate upon the occurrence of any Termination Event.

CONDITIONS PRECEDENT TO PUT OPTION OBLIGATIONS:	The obligations of the Significant Equityholders under the Put Options shall be subject to satisfaction of each of the following conditions precedent (the “Put Option Conditions”):

(a) all of the Company’s representations and warranties set forth in the Equity Commitment Agreement shall have been true and correct as of the date of execution of the Equity Commitment Agreement.

(b)   Foamex L.P. shall be in compliance with its obligation (determined as of the time notice of exercise of the Put Options is delivered) to deliver financial statements under Section 6.01(a) and (b) under the First Lien Credit Agreement and the Second Lien Credit Agreement and Section 5.1(a) and (b) of the Revolving Credit Agreement;

(c)   the Offering Registration Statements shall have become effective and no stop order suspending the effectiveness of either such registration statement or any notice objecting to the use of either such registration statement shall have been issued and no proceeding for such purpose shall have been threatened or instituted by the SEC or any state securities commission or authority and all of the Rights shall have been issued in the Rights Offering, and the Expiration Time shall have passed; provided, however, that the Company may exercise the Put Options (i) notwithstanding the failure of the foregoing conditions in this clause (c) to be satisfied if the Company determines in good faith, after consultation with the Significant Equityholders, that the Rights Offering cannot be closed by the Closing Date, as set forth in the prospectus for the Rights Offering, in which case the Closing Date for purposes of the exercise of a Put Option shall be three business days following delivery of an Exercise Notice to the relevant Significant Equityholder; and (ii) notwithstanding the satisfaction of all or any of the foregoing conditions in this clause (c) if the Closing Date shall not occur prior the end of any fiscal quarter of the Company that falls during the

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Exercise Period (as defined in the Put Option Agreements) and in respect of which quarter the Company reasonably expects the conditions set forth in Put Option Condition (d)(i) and (d)(ii) below will be satisfied, in which case the last business day of such fiscal quarter shall be deemed to be the “Closing Date” solely for purposes of the exercise of the Put Options and the Company shall deliver any Exercise Notices to the relevant Significant Equityholders no later than two business days prior to such Closing Date;

(d)   to the extent one or more Put Options is being exercised and the Rights Offering shall not have closed, the Company shall (i) reasonably expect that (without taking the exercise of the Put Options into account) it will not satisfy the Leverage Ratio Covenants with respect to the fiscal quarter in, or with respect to, which the Company exercises such Put Options and the Company shall reasonably expect being able to satisfy the Leverage Ratio Covenants in, or with respect to, such fiscal quarter, and the Company shall set forth in reasonable detail the basis for this expectation (including, without limitation, either using any available equity cure cash proceeds or by repayment or cancellation of indebtedness) in an Officer’s Certificate (as defined below) provided to the Significant Equityholders prior to such exercise; and (ii) the funds then available under the Equity Cure Letters shall be (x) exhausted, (y) not available or (z) not sufficient to cure the anticipated default referred to in the preceding clause (i);

(e)   solely with respect to the put options associated with the Rights Offering and the Second Lien Term Loan Offering, to the extent the Rights Offering and the Second Lien Term Loan Offering are commenced, all necessary governmental, regulatory and third-party approvals, waivers and/or consents in connection with the Rights Offering and Second Lien Term Loan Offering, respectively, shall have been obtained and remain in full force and effect;

(f) the Company shall have paid in full the Expenses (as defined in the Equity Commitment Agreement) then due for the Professionals (as defined below) pursuant to the Equity Commitment Agreement;

(g)   subject to the Minimum Cash Consideration Commitment of each Significant Equityholder, the Company shall permit each of the Significant Equityholders to satisfy all of its payment obligations pursuant to the Put Options by assigning the principal amount of outstanding Second Lien Term Loans at par on a dollar-for-dollar basis and shall carry out the Second Lien Term Loan Offering or, to the extent required by the Credit Agreements or otherwise, allow all other holders of outstanding Second Lien Term Loans to assign such loans to the Company or one of its Subsidiaries on the same terms and conditions as the Significant Equityholders (a “Special Second Lien Term Loan Offering”);

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(h)   there shall not be any Event of Default (as defined in the respective Credit Agreements) under the Credit Agreements that cannot be cured (as estimated in good faith by the Company) after taking into account the proceeds resulting from the exercise of the Put Options and the proceeds from the issuance of New Preferred Stock pursuant to the Equity Cure Letters;

(i) the exercise of the Put Options would not result in a violation of law, regulation, judicial, regulatory or governmental order or any similar legal or regulatory restriction; and

(j)   after taking into account the proceeds available to the Company pursuant to the Equity Cure Letters and the entry into the Equity Commitment Agreement, the Company shall have cured any default (or event that would constitute a default with or without notice or lapse of time, or both) existing on the date of the Equity Commitment Agreement, or any event or condition existing on such date that would result in the acceleration, termination, modification or cancellation of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement (including the Credit Agreements) or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject.

DEFINITIONS:

“Additional Common Stock” means the Common Stock to be issued to (i) Equityholders in connection with Rights that are exercised as part of the Rights Offering and as Early Participation Shares in the Rights Offering, (ii) Significant Equityholders, pursuant to the Put Options, if exercised, (iii) Significant Equityholders as payment of the Put Option Premiums, (iv) Significant Equityholders in connection with the payment of Minimum Cash Consideration and (v) Second Lien Term Loan Lenders pursuant to the Second Lien Term Loan Offering, including as Early Participation Shares.

“Additional Common Stock Purchase Price” means $0.65 per share of Additional Common Stock.

“Applicable Percentage” means (i) in the case of Sigma, 10%, and (ii) in the case of Chilton, 5%; provided that, by written notice to the Company, Sigma or Chilton, as applicable, may from time to time increase the Applicable Percentage to any other percentage specified in such notice; provided, further, that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

“Bankruptcy Event” means (i) the entry by a court of (A) a decree or order for relief in respect of the Company or any of its Subsidiaries in an involuntary case or proceeding under any applicable federal, state or

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other bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company or any of its Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Subsidiaries under any applicable federal, state or other law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs; or (ii) the commencement by the Company or any of its Subsidiaries of a voluntary case or proceeding under any applicable federal, state or other bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company or any of its Subsidiaries to the entry of a decree or order for relief in respect of the Company or any of its Subsidiaries in an involuntary case or proceeding under any applicable federal, state or other bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any of its Subsidiaries, or the filing by the Company or any of its Subsidiaries of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or other law, or the consent by the Company or any of its Subsidiaries to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any of its Subsidiaries or of any substantial part of the Company’s or any of its Subsidiaries’ property, or the making by the Company or any of its Subsidiaries of an assignment for the benefit of creditors, or the admission by the Company or any of its Subsidiaries in writing of its or their inability to pay its or their debts generally as they become due, or the taking of corporate action by the Company or any of its Subsidiaries in furtherance of any such action.

“business day” means a day on which banks are not required or authorized to close in New York City.

“Closing Date” means the date and time that Additional Common Stock is delivered pursuant to the exercise of Rights in the Rights Offering, and which shall be ten business days following the Expiration Time unless otherwise agreed by the Company and the Significant Equityholders.

“Common Stock” means common stock, par value $0.01, of the Company.

“Credit Agreements” means the First Lien Credit Agreement, the Second Lien Credit Agreement and the Revolving Credit Agreement.

“Credit Facility Amendments” means the required amendments to the Credit Agreements and the consent from the lender parties thereto to

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allow for implementation of the Rights Offering and transactions related thereto, as set forth in the Definitive Documents, including as set forth above under “Second Lien Term Loan Offering.”

“Definitive Documents” means the Equity Commitment Agreement, the Term Sheet, the Put Option Agreements, the Offering Registration Statements and any and all other documentation in connection with the transactions contemplated hereby and thereby.

“Equity Cure Letters” means the letters entered into between the Company and each of D. E. Shaw, Sigma and Goldman, Sachs & Co.
(“Goldman Sachs”) on February 13, 2007 in connection with the potential cure of certain defaults under the Credit Agreements.

“Equityholder” means a holder of the existing Common Stock as of the Record Date and includes the Significant Equityholders.

“Existing Registration Rights Agreement” means the registration rights agreement, dated as of February 12, 2007, among the Company, D. E. Shaw, Goldman Sachs, Sigma, Par IV Master Fund, Ltd. and Sunrise Partners Limited Partnership.

“Firm Commitment Amounts” means (i) in the case of D. E. Shaw, $80.0 million; (ii) in the case of Sigma, $12.5 million; and (iii) in the case of Chilton, $5.5 million from CGDO and $2.0 million from Q Funding III, subject to adjustment as provided under “Cutbacks” and “NOL Limitations.”

“First Lien Credit Agreement” means the first lien term credit agreement, dated as of February 12, 2007, among Foamex L.P., as Borrower, the Company, as Parent Guarantor, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the lender parties thereto, as amended or modified from time to time.

“Five Percent Stockholder” means any person or group of persons that, at any time during the three-year period ending on the date hereof, has owned 5% or more of the outstanding Common Stock.

“Indication of Interest Letters” means letters signed by certain of the Significant Equityholders in November 2007 indicating interest in purchasing the New Preferred Stock.

“Leverage Ratio Covenants” means the financial covenants of Foamex L.P. and the Company under Section 7.12(a) of the First Lien Credit Agreement and the Second Lien Credit Agreement.

“Management Incentive Plan” means the Foamex International Inc. 2007 Management Incentive Plan.

“New Preferred Stock” means any Series D Preferred Stock or Series E Preferred Stock of the Company issued pursuant to the Equity Cure Letters.

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“Officer’s Certificate” means a certificate executed by a Responsible Officer (as defined below) in his or her official (and not individual) capacity.

“Professionals” means Cleary Gottlieb Steen & Hamilton LLP and Skadden, Arps, Slate, Meagher & Flom LLP, as legal advisors to the Significant Equityholders, Cadwalader, Wickersham & Taft LLP, as legal advisor to Chilton, and Willkie Farr & Gallagher LLP, as legal advisor to Sigma.

“Record Date” means a date prior to the Rights Offering Commencement Date on which the rights are granted to Equityholders of record on such date, which date shall be selected by the Company.

“Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, treasurer or assistant treasurer of the Company or any other officer having substantially the same authority and responsibility.

“Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of February 12, 2007, by and among Foamex L.P., as Borrower, the Company, as Parent Guarantor, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the lender parties thereto, as amended or modified from time to time.

“Right” means the right to purchase Additional Common Stock pursuant to the Rights Offering as contemplated herein.

“Rights Offering Commencement Date” means a date, after the SEC declares the Offering Registration Statements effective, on which the Rights Offering shall commence and the Rights shall become exercisable, which date shall be selected by the Company.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Credit Agreement” means the second lien term credit agreement, dated as of February 12, 2007, among Foamex L.P., as Borrower, the Company, as Parent Guarantor, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the lender parties thereto, as amended or modified from time to time.

“Second Lien Term Loan Lenders” means the Lenders (as defined in the Second Lien Credit Agreement) of the Second Lien Term Loans.

“Second Lien Term Loans” means the senior secured second lien term loans outstanding under the Second Lien Credit Agreement.

“Series D Preferred Stock” means the Series D Preferred Stock of the Company with the terms and conditions set forth in the certificate of designation attached to the Equity Cure Letters.

“Series E Preferred Stock” means the Series E Preferred Stock of the Company with the terms and conditions set forth in the certificate of designation attached to the Equity Cure Letters.

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